UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25                  SEC FILE NUMBER
                                                                         0-29915
                           NOTIFICATION OF LATE FILING          ---------------
                                                                 CUSIP NUMBER
                                                                          357018
                                                                ---------------

(Check One): |_|Form 10-K |_|Form 20-F |_|Form 11-K |X|Form 10-Q |_|Form N-SAR


     (     ) Transition Report on Form 10-K
     (     ) Transition Report on Form 20-F
     (     ) Transition Report on Form 11-K
     (  X  ) Transition Report on Form 10-Q
     (     ) Transition Report on Form N-SAR
     For the Transition Period Ended: March 31, 2001
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     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
     VERIFIED ANY INFORMATION CONTAINED HEREIN.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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     PART I -- REGISTRANT INFORMATION
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     Full Name of Registrants: Frefax Inc.

     Former Name if Applicable

     8680 Le Creusot Street, St-
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     Address of Principal Executive Offices (Street and Number)

     Leonard, Quebec HIP2A7
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     City, State and Zip Code

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PART II - RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)
  -
 |_|   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without
  _         unreasonable effort or expense;
 |X|   (b)  The subject quarterly report on Form 10-Q will be filed on or before the fifth calendar day following the
  _         prescribed due date; and
 |_|        ____ (c) The accountant's statement or other exhibit required by
            Rule 12(b)-25(c) has been attached if applicable.

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


PART III -- NARRATIVE
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State  below in  reasonable  detail the  reasons  why the Form 10-Q could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

         The corporation is late in filing the 10Q due to our relocation from the address at 644 De Courcelle, Montreal, Quebec to our new corporate facilities at 8680 Le Creusot, St - Leonard, Quebec, H1P2A7.

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PART IV --OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification:

     Michael Strizzi                               514            821-8001
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     (Name)                                     (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). _________________________________ _ _________ _
                                                            |X|  Yes  |_| No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? _ _________ _
                                                            |_|  Yes  |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   Frefax Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.


Date March 14, 2001             By       /s/ Michael Strizzi
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                                         Michael Strizzi